
                            HAMPSHIRE GROUP, LIMITED
                   STATEMENT RE COMPUTATION OF LOSS PER SHARE
                      (in thousands, except per share data)

                                         Three Months Ended   Six Months Ended
                                        -------------------- -------------------
                                        June 27,    June 28,  June 27,  June 28,
                                          1998       1997      1998      1997
                                        ---------  --------- --------- ---------
                                             (unaudited)         (unaudited)
Weighted average number of common
  and common equivalent shares
  outstanding                             4,137      3,851      4,122    3,858
                                          =====      =====      =====    =====
Net loss                                  ($800)     ($235)   ($1,958)   ($496)

Less - preferred dividend requirements       -         (42)        -       (86)
                                          -----      ------    ------    ------
Net loss applicable to common stock       ($800)     ($277)   ($1,958)   ($582)
                                          =====      ======    ======    ======
Net loss per share applicable to
  common stock                           ($0.19)    ($0.07)    ($0.48)  ($0.15)
                                          =====      ======    ======    ======
